Charlie Baker Joins UnitedHealth Group’s Board of Directors
(Nov. 3, 2023) — UnitedHealth Group (NYSE: UNH) announced Charlie Baker, the former governor of Massachusetts and a prominent former health care executive, has been appointed to its Board of Directors, effective immediately.

“Charlie Baker’s leadership and deep health care experience will serve UnitedHealth Group well in its efforts to make the health system work better for everyone,” said UnitedHealth Group Board Chairman Stephen J. Hemsley. “Charlie is an outstanding addition to our board given his proven track record in government and in leading businesses in the health sector, including care delivery and benefits.”

“UnitedHealth Group has unique capabilities to improve health care outcomes, lower costs and make the experience better for both patients and providers,” Baker said. “I am honored to join such a distinguished board and excited to help accelerate the company’s work.”

Baker is the current president of the National Collegiate Athletic Association. Prior to serving as Massachusetts governor from 2015 to 2023, Baker was CEO of Harvard Pilgrim Health Care, a nonprofit health benefits company, for 10 years and held cabinet positions in Health and Human Services, and Finance and Administration under two different governors of Massachusetts.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.

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